Exhibit 99.1

FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D. C. 20429

FORM 10-Q

☑	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2010

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from                      to
FDIC Certificate Number 58408

PARK STERLING BANK
(Exact name of registrant as specified in its charter)

NORTH CAROLINA (State or Other Jurisdiction of Incorporation or Organization)	20-5560515 (I.R.S. Employer Identification No.)

1043 E. Morehead Street, Suite 201 Charlotte, North Carolina (Address of Principal Executive Offices)	28204 (Zip Code)
Registrant’s telephone number, including area code: (704) 716-2134
Former name, former address and former fiscal year, if changed since last report: Not applicable

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
     Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act). (Check one)

Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
     Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
     As of November 8, 2010, the registrant had outstanding 28,051,098 shares of Common Stock, par value $4.65 per share.

Part I. FINANCIAL INFORMATION
Item 1. Condensed Financial Statements
PARK STERLING BANK
CONDENSED BALANCE SHEETS

	September 30,
	2010	December 31,
	(Unaudited)	2009 *
	(Dollars in thousands)
ASSETS
Cash and due from banks	$11,591	$6,504
Interest-earning balances at banks	5,859	2,758
Federal funds sold	96,560	13,975
Investment securities available-for-sale, at fair value	115,357	42,567
Loans	397,658	397,564
Allowance for loan losses	(13,150)	(7,402)

Net loans	384,508	390,162

Federal Home Loan Bank stock	1,825	1,896
Bank premises and equipment, net	4,574	4,665
Accrued interest receivable	1,732	1,614
Other real estate owned	1,441	1,550
Other assets	9,183	8,164

Total assets	$632,630	$473,855

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand deposits	$30,468	$24,085
Money market, NOW and savings deposits	72,639	52,308
Time deposits of less than $100,000	79,046	76,456
Time deposits of $100,000 through $250,000	77,998	65,551
Time deposits of more than $250,000	156,998	174,233

Total deposits	417,149	392,633

Short-term borrowings	1,100	6,989
Long-term borrowings	20,000	20,000
Subordinated debt	6,895	6,895
Accrued interest payable	282	436
Accrued expenses and other liabilities	3,357	807

Total liabilities	448,783	427,760

Stockholders’ equity:
Preferred stock, no par value	—	—
Common stock, $4.65 par value	130,438	23,023
Additional paid-in capital	56,778	23,496
Accumulated deficit	(4,981)	(1,642)
Accumulated other comprehensive income	1,612	1,218

Total stockholders’ equity	183,847	46,095

Total liabilities and stockholders’ equity	$632,630	$473,855

Preferred shares authorized	5,000,000	5,000,000
Preferred shares issued and outstanding	—	—
Common shares authorized	200,000,000	45,000,000
Common shares issued and outstanding	28,051,098	4,951,098

*	Derived from audited financial statements.
The accompanying Notes are an integral part of these Condensed Financial Statements.

PARK STERLING BANK
CONDENSED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income
Loans, including fees	$4,963	$5,061	$15,275	$14,562
Federal funds sold	42	16	60	26
Taxable investment securities	370	323	981	1,032
Tax-exempt investment securities	161	160	481	374
Interest on deposits at banks	23	8	51	14

Total interest income	5,559	5,568	16,848	16,008

Interest expense
Money market, NOW and savings deposits	104	86	276	263
Time deposits	1,490	1,860	4,434	6,374
Short-term borrowings	1	6	9	20
Long-term borrowings	144	143	423	422
Subordinated debt	190	188	569	190

Total interest expense	1,929	2,283	5,711	7,269

Net interest income	3,630	3,285	11,137	8,739
Provision for loan losses	6,143	1,150	8,768	1,854

Net interest income (loss) after provision for loan losses	(2,513)	2,135	2,369	6,885

Noninterest income
Service charges on deposit accounts	18	11	47	28
Gain on sale of securities available-for-sale	—	—	19	349
Other than temporary securities impairment loss	—	—	—	(698)
Other noninterest income	8	15	22	22

Total noninterest income (loss)	26	26	88	(299)

Noninterest expense
Salaries and employee benefits	1,777	1,182	4,328	3,558
Occupancy and equipment	236	212	666	625
Advertising and promotion	84	84	237	174
Legal and professional fees	78	54	237	160
Deposit charges and FDIC insurance	184	230	543	590
Data processing and outside service fees	109	97	302	299
Director fees	164	—	211	—
Other real estate owned expense	120	36	395	157
Other noninterest expense	238	123	591	354

Total noninterest expense	2,990	2,018	7,510	5,917

Income (loss) before income taxes	(5,477)	143	(5,053)	669
Income tax expense (benefit)	(1,809)	27	(1,714)	210

Net income (loss)	$(3,668)	$116	$(3,339)	$459

Basic earnings (loss) per common share	$(0.23)	$0.02	$(0.38)	$0.09

Diluted earnings (loss) per common share	$(0.23)	$0.02	$(0.38)	$0.09

Weighted-average common shares outstanding
Basic	15,998,924	4,951,098	8,674,175	4,951,098

Diluted	15,998,924	4,951,098	8,674,175	4,951,098

The accompanying Notes are an integral part of these Condensed Financial Statements.

PARK STERLING BANK
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2010 and 2009
(Unaudited)
(Dollars in thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at December 31, 2008	4,951,098	$23,023	$22,854	$(2,220)	$2,039	$45,696

Share-based compensation expense	—	—	499	—	—	499

Comprehensive income (loss):
Net income	—	—	—	459	—	459
Unrealized holding gains on available-for-sale securities, net of taxes	—	—	—	—	444	444
Unrealized holding losses on interest rate swaps, net of taxes	—	—	—	—	(811)	(811)

Total comprehensive income (loss)	—	—	—	—	—	92

Balance at September 30, 2009	4,951,098	$23,023	$23,353	$(1,761)	$1,672	$46,287

Balance at December 31, 2009	4,951,098	$23,023	$23,496	$(1,642)	$1,218	$46,095

Issuance of common stock, net of costs	23,100,000	107,415	32,796	—	—	140,211

Share-based compensation expense	—	—	486	—	—	486

Comprehensive income (loss):
Net loss	—	—	—	(3,339)	—	(3,339)
Unrealized holding gains on available-for-sale securities, net of taxes	—	—	—	—	888	888
Unrealized holding losses on interest rate swaps, net of taxes	—	—	—	—	(494)	(494)

Total comprehensive income (loss)	—	—	—	—	—	(2,945)

Balance at September 30, 2010	28,051,098	$130,438	$56,778	$(4,981)	$1,612	$183,847

The accompanying Notes are an integral part of these Condensed Financial Statements.

PARK STERLING BANK
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities
Net income (loss)	$(3,339)	$459
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	443	257
Provision for loan losses	8,768	1,854
Stock option expense	486	499
Income on termination of swap	(353)	(637)
Deferred income taxes	576	—
Net gains on sales of investment securities available-for-sale	(19)	(349)
Net losses on sales of other real estate	342	15
Other than temporary securities impairment loss	—	698
Change in assets and liabilities:
Increase in accrued interest receivable	(118)	(208)
Increase in other assets	(2,296)	(1,369)
Decrease in accrued interest payable	(154)	(548)
Increase (decrease) in accrued expenses and other liabilities	2,552	(514)

Net cash provided by operating activities	6,888	157

Cash flows from investing activities
Net increase in loans	(5,963)	(23,343)
Purchases of bank premises and equipment	(169)	(11)
Purchases of investment securities available-for-sale	(81,268)	(22,813)
Proceeds from sales of investment securities available-for-sale	2,155	11,490
Proceeds from maturities and call of investment securities available-for-sale	7,590	3,040
Improvements to other real estate	(93)	(45)
Proceeds from sale of other real estate	2,724	1,227
Purchase (redemption) of Federal Home Loan Bank stock	71	(327)
Purchase of other assets	—	(65)

Net cash used for investing activities	(74,953)	(30,847)
Cash flows from financing activities
Net increase in deposits	24,516	37,912
Decrease in short-term borrowings	(5,889)	(806)
Proceeds from issuance of subordinated debt	—	6,895
Proceeds from issuance of common stock, net of costs	140,211	—

Net cash provided by financing activities	158,838	44,001

Net increase in cash and cash equivalents	90,773	13,311
Cash and cash equivalents, beginning	23,237	16,511

Cash and cash equivalents, ending	$114,010	$29,822

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,865	$7,817
Cash paid for income taxes	950	1,724

Supplemental disclosure of noncash investing and financing activities:
Change in unrealized gain on available-for-sale securities, net of tax	$888	$444
Change in unrealized loss on swap, net of tax	(494)	(811)
Loans transferred to other real estate owned	2,864	929
The accompanying Notes are an integral part of these Condensed Financial Statements.

PARK STERLING BANK
Notes to Condensed Financial Statements
(Unaudited)
Note 1 — Basis of Presentation
     Park Sterling Bank (the “Bank”) was incorporated on September 8, 2006 and began banking operations in October 2006. The Bank is engaged in full-service commercial banking in the Charlotte and Wilmington regions of North Carolina, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (FDIC) and the North Carolina Commissioner of Banks.
     The accompanying unaudited condensed financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with GAAP. The organization and business of the Bank, accounting policies followed by the Bank and other information are contained in the notes to the audited financial statements for the year ended December 31, 2009 filed as part of the Bank’s Registration Statement on Form 10 (the “Registration Statement”). This quarterly report should be read in conjunction with the Registration Statement.
     In management’s opinion, the accompanying unaudited condensed financial statements reflect all normal, recurring adjustments necessary to present fairly the financial position of the Bank as of September 30, 2010 and December 31, 2009, and the results of operations and cash flows for the three and nine months ended September 30, 2010 and 2009. Operating results for the three and nine month periods ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or other interim periods.
     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near term are the valuation of the allowance for loan losses and the fair value of financial instruments and other accounts.
     Certain amounts reported in prior periods have been reclassified to conform to the current period presentation.
Note 2 — Recent Accounting Pronouncements
     In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurement (“ASU No. 2010-06”). ASU No. 2010-06 requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in FASB Accounting Standards Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase transparency in financial reporting.
     Specifically, ASU No. 2010-06 amends Codification Subtopic 820-10 to now require that: (1) a reporting entity disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (2) a reporting entity present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). In addition, ASU No. 2010-06 clarifies the requirements for purposes of reporting fair value measurement for each class of assets and liabilities, and that a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities and should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU No. 2010-06 became effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
value measurements which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU No. 2010-06 during the period ended September 30, 2010 resulted in new disclosures.
     In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements (“ASU No. 2010-09”). ASU No. 2010-09 removes some contradictions between the requirements of GAAP and the rules of the Securities and Exchange Commission (“SEC”). SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors.
     In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (Topic 310) (“ASU No. 2010-20”). ASU No. 2010-20 will require the Bank to provide a greater level of disaggregated information about the credit quality of the Bank’s loans and the Allowance for Loan Losses (the “Allowance”). ASU No. 2010-20 will also require the Bank to disclose additional information related to credit quality indicators, past due information, and information related to loans modified in a troubled debt restructuring. The provisions of ASU No. 2010-20 are effective for the Bank’s reporting period ending December 31, 2010. As this ASU amends only the disclosure requirements for loans and the Allowance, the adoption will have no material impact on the Bank’s financial condition.
Note 3 — Stockholders’ Equity
Common Stock
     On May 4, 2010, stockholders approved an amendment to the Articles of Incorporation of the Bank to increase the number of authorized shares of common stock to 200,000,000.
     On August 18, 2010, in connection with its initial public offering, the Bank consummated the issuance and sale of 23,100,000 shares of common stock at $6.50 per share, for a gross aggregate offering price of $150.2 million. The Bank incurred underwriting fees of $6.0 million and related expenses of $0.9 million resulting in net proceeds of $143.2 million being received by the Bank of which $140.2 was recorded in stockholders’ equity. Additional underwriting fees equal to $3.0 million will be payable in the future if the Bank’s common stock price closes at a price equal to or above 125% of the offering price, or $8.125 per share, for a period of 30 consecutive days. A liability for the $3.0 million contingent underwriting fees has been accrued and is included in other liabilities in the accompanying balance sheet at September 30, 2010.
Share-Based Plans
     The Bank maintains equity-based compensation plans for directors and employees. Detailed descriptions of the 2006 option plans are included in Note N to the Bank’s audited financial statements included in the Registration Statement. In July 2010, the board of directors adopted the Park Sterling Bank 2010 Stock Option Plan for Directors and the Park Sterling Bank 2010 Employee Stock Option Plan (the “2010 Plans”). The 2010 Plans are substantially similar to the existing option plans for directors and employees and are subject to stockholder approval at the special stockholders’ meeting to be held on November 23, 2010 and to the approval of the North Carolina Commissioner of Banks. Pursuant to the 2010 Employee Stock Option Plan, 1,593,900 shares of common stock are reserved for issuance and 265,650 shares of common stock are reserved for issuance pursuant to the 2010 Stock Option Plan for Directors.

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
     Activity in the Bank’s stock option plans is summarized in the following table:
Stock Option Activity

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Yrs.)	Value
Outstanding December 31, 2009	788,652	$10.39
Granted	1,308,600	6.51
Exercised	—	—
Expired/Forfeited	—	—

Outstanding September 30, 2010	2,097,252	7.97	8.6	$—

Exercisable September 30, 2010	775,819	$10.34	6.5	$—

     The fair value of options is estimated at the date of the grant using the Black-Scholes option-pricing model and expensed over the options’ vesting periods. The following weighted-average assumptions were used in valuing options issued during the nine months ended September 30, 2010. There were no options issued during 2009.
Assumptions in Estimating Option Values

Weighted-average volatility	32.98%
Expected dividend yield	0%
Risk-free interest rate	2.75%
Expected life	7 years
     At September 30, 2010, unrecognized compensation cost related to nonvested stock options of $3.2 million is expected to be recognized over a weighted-average period of 1.85 years. The total fair value of shares vested during the nine months ended September 30, 2010 was $0.4 million.

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
Note 4 — Investment Securities
     The amortized cost, unrealized gains and losses and estimated fair value of securities available-for-sale at September 30, 2010 and December 31, 2009 are as follows:
Amortized Cost and Fair Value of Investment Portfolio

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
September 30, 2010
Securities available-for-sale:
U.S. Government agencies	$13,079	$237	$(31)	$13,285
Residential mortgage-backed securities	58,778	640	(149)	59,269
Collateralized agency mortgage obligations	25,120	388	—	25,508
Municipal securities	13,775	990	(10)	14,755
Corporate and other securities	2,677	—	(137)	2,540

Total investment securities	$113,429	$2,255	$(327)	$115,357

December 31, 2009
Securities available-for-sale:
U.S. Government agencies	$5,586	$189	$(16)	$5,759
Residential mortgage-backed securities	16,444	396	(67)	16,773
Collateralized agency mortgage obligations	3,232	12	(23)	3,221
Municipal securities	13,641	448	(205)	13,884
Corporate and other securities	3,182	14	(266)	2,930

Total investment securities	$42,085	$1,059	$(577)	$42,567

     The amortized cost and fair values of securities available-for-sale at September 30, 2010 and December 31, 2009 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
Maturities of Investment Portfolio

	September 30, 2010		December 31, 2009
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(Dollars in thousands)
Due after one year through five years	$12,551	$12,692	$5,055	$5,219
Due after five years through ten years	2,684	2,648	1,685	1,606
Due after ten years	98,194	100,017	35,345	35,742

Total investment securites	$113,429	$115,357	$42,085	$42,567

     Management periodically evaluates each investment security for other than temporary impairment, relying primarily on industry analyst reports, observation of market conditions and interest rate fluctuations. The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position for investment securities with unrealized losses at September 30, 2010 and December 31, 2009. The unrealized losses relate to municipal and debt securities that have incurred fair value reductions due to market volatility and uncertainty since the securities were purchased. Management believes that the unrealized losses are more likely than not to reverse as confidence returns to

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
investment markets. Since none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, and it is more likely than not that the Bank will not have to sell the investments before recovery of their amortized cost basis, none of the securities are deemed to be other than temporarily impaired. Securities that have been in a loss position for twelve months or more at September 30, 2010 includes one municipal security and two corporate debt securities.
Investment Portfolio Gross Unrealized Losses and Fair Value

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
			(Dollars in thousands)
September 30, 2010
Securities available-for-sale:
U.S. Government agencies	$4,969	$(31)	$—	$—	$4,969	$(31)
Mortgage-backed securities	31,164	(149)	—	—	31,164	(149)
Municipal securities	—	—	504	(10)	504	(10)
Corporate and other securities	—	—	1,514	(137)	1,514	(137)

Total temporarily impaired securities	$36,133	$(180)	$2,018	$(147)	$38,151	$(327)

December 31, 2009
Securities available-for-sale:
U.S. Government agencies	$984	$(16)	$—	$—	$984	$(16)
Mortgage-backed securities	5,442	(67)	—	—	5,442	(67)
Collateralized mortgage obligations	2,555	(23)	—	—	2,555	(23)
Municipal securities	2,723	(22)	3,289	(183)	6,012	(205)
Corporate and other securities	400	(100)	2,016	(166)	2,416	(266)

Total temporarily impaired securities	$12,104	$(228)	$5,305	$(349)	$17,409	$(577)

     Securities with a fair value of $4.5 million and $5.2 million at September 30, 2010 and December 31, 2009, respectively, were pledged to secure an interest rate swap and securities sold under agreements to repurchase. During the nine months ended September 30, 2010, the Bank sold $2.2 million of securities available-for-sale, resulting in a gain of $0.02 million. Securities available-for-sale with a book value of $11.1 million were sold in the nine months ended September 30, 2009 resulting in a $0.3 million gain which was offset by a $0.5 million impairment loss related to our investment in subordinated debt of Silverton Bank which was taken into receivership by the FDIC.
     The aggregate cost of the Bank’s cost method investments totaled $2.3 million at September 30, 2010 and $2.4 million at December 31, 2009. Cost method investments at September 30, 2010 included $1.8 million in Federal Home Loan Bank (“FHLB”) stock and $0.5 million of other investments which are included in other assets. All cost method investments were evaluated for impairment as of September 30, 2010. The following factors have been considered in determining the carrying amount of FHLB stock: 1) management’s current belief that the Bank has sufficient liquidity to meet all operational needs in the foreseeable future and would not need to dispose of the stock below recorded amounts, 2) management’s belief that the FHLB has the ability to absorb economic losses given the expectation that the FHLB has a high degree of government support and 3) redemptions and purchases of the stock are at the discretion of the FHLB. During the first nine months of 2010, the Bank estimated that the fair values of cost method investments equaled or exceeded the cost of each of these investments, and, therefore, the investments were not impaired. During the first nine months of 2009, the Bank’s investment in common stock of

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
Silverton Bank was considered to be other than temporarily impaired and a $0.2 million impairment loss was realized.
Note 5 — Loans and Allowance for Loan Losses
     The following is a summary of the loan portfolio at September 30, 2010 and December 31, 2009:
Summary of Loans By Category

	September 30,	Percent	December 31,	Percent
	2010	of Loans	2009	of Loans
	(Dollars in thousands)
Secured by real estate:
One to four family residential	$43,791	11.0%	$42,782	10.8%
Commercial real estate	133,133	33.5%	126,609	31.8%
Construction and development	109,138	27.4%	127,811	32.1%
Home equity line of credit	58,115	14.6%	52,026	13.1%

Total real estate loans	344,177	86.6%	349,228	87.8%

Other loans:
Commercial and industrial	47,166	11.9%	41,914	10.5%
Loans to individuals	6,412	1.6%	6,535	1.6%

Total other loans	53,578	13.5%	48,449	12.2%

Deferred fees, net	(97)		(113)

Total loans	$397,658	100.0%	$397,564	100.0%

     Loans are primarily made in the Charlotte and Wilmington regions of North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions.
     At September 30, 2010, the Bank had loan commitments outstanding of $9.0 million and pre-approved but unused lines of credit totaling $66.5 million. Additional commitments totaling $2.2 million were outstanding under performance and financial letters of credit. At December 31, 2009, the Bank had loan commitments outstanding of $6.3 million and undisbursed lines of credit totaling $71.0 million. In management’s opinion, these commitments represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
     The following is an analysis of the change in allowance for loan losses for the three and nine month periods ended September 30, 2010 and 2009:
Changes in the Allowance for Loan Losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
		(Dollars in thousands)
Beginning balance	$8,974	$6,226	$7,402	$5,568
Provision for loan losses	6,143	1,150	8,768	1,854

Sub-total	15,117	7,376	16,170	7,422

Loans charged-off:
One to four family residential	429	—	545	—
Commercial real estate	105	—	105	—
Construction and development	1,262	327	1,774	327
Commercial and industrial	190	8	618	8
Loans to individuals	—	—	—	46

Total loans charged-off	1,986	335	3,042	381

Recoveries of loans charged-off:
One to four family residential	2	—	5	—
Commercial real estate	16	—	16	—
Commercial and industrial	1	—	1	—

Total recoveries of loans charged-off	19	—	22	—

Net loans charged-off	1,967	335	3,020	381

Ending balance	$13,150	$7,041	$13,150	$7,041

     During the nine month period ended September 30, 2010, the Bank had an average investment in impaired loans of $3.4 million. The amount of interest related to these impaired loans the Bank was unable to recognize amounted to $0.3 million. At September 30, 2010, there were $22.6 of nonaccrual, restructured and impaired loans.
     The Bank engages in loan transactions with its directors and executive officers. Such loans are made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and do not involve more than the normal risk of collectability or present other unfavorable features. A summary of loan transactions to directors, executive officers and their related interests is as follows:
Loans to Directors, Executive Officers and Their Related Interests

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2010	2009
	(Dollars in thousands)
Beginning balance	$13,913	$11,789
Disbursements	2,146	7,872
Repayments	(3,251)	(5,748)
Loans associated with former board members and executive officers	(8,137)	—

Ending balance	$4,671	$13,913

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
     At September 30, 2010 and December 31, 2009, the Bank had pre-approved but unused lines of credit totaling $1.4 million and $4.6 million, respectively, to directors, executive officers and their related interests.
Note 6 — Per Share Results
     Basic and diluted net earnings (loss) per common share are computed based on the weighted-average number of shares outstanding during each period. Diluted net earnings (loss) per common share reflect the potential dilution that could occur if outstanding stock options were exercised.
     Basic and diluted net earnings (loss) per common share have been computed based upon net income (loss) as presented in the accompanying statements of income (loss) divided by the weighted-average number of common shares outstanding or assumed to be outstanding as summarized below:
Weighted-Average Shares for Earnings Per Share Calculation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Weighted-average number of common shares outstanding	15,998,924	4,951,098	8,674,175	4,951,098
Effect of dilutive stock options	—	—	—	—

Weighted-average number of common shares and dilutive potential common shares outstanding	15,998,924	4,951,098	8,674,175	4,951,098

     For the three and nine month periods ended September 30, 2010 and 2009, 2,097,252 and 793,236 options outstanding, respectively, were anti-dilutive due to the exercise price exceeding the average market price for the periods and were omitted from the calculation.

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
Note 7 — Total Comprehensive Income (Loss)
     The components of comprehensive income (loss) and related tax effects for the three and nine month periods ended September 30, 2010 and 2009 are as follows:
Comprehensive Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
		(Dollars in thousands)
Net income (loss) after tax	(3,668)	116	(3,339)	459
Unrealized holding gains on available-for-sale securities	$683	$1,714	$1,465	$573
Tax effect	(264)	(661)	(565)	(222)
Reclassification of (gain) loss recognized in net income	—	—	(19)	151
Tax effect	—	—	7	(58)

	419	1,053	888	444

Unrealized holding gains (loss) on swaps	(164)	10	(453)	(683)
Tax effect	63	(4)	175	263

	(101)	6	(278)	(420)

Reclassification of gain recognized on unwound swap in net income	—	(130)	(352)	(637)
Tax effect	—	59	136	246

	—	(71)	(216)	(391)

Total comprehensive income (loss)	$(3,350)	$1,104	$(2,945)	$92

Note 8 — Derivative Financial Instruments and Hedging Activities
     The Bank entered into an interest rate swap agreement during June 2007 with a notional amount of $40.0 million. The derivative instrument was used to protect certain designated variable rate loans from the downward effects of their repricing in the event of a decreasing rate environment for a period of three years ending June 2010. This swap was terminated on January 29, 2008. The gain on the terminated swap was $2.0 million. The amount of this gain was recognized in interest income over the remaining term of the swap, as if it had not been terminated, with the final amount recognized in income during June 2010. The Bank recorded income on the terminated swap of $0.4 million and $0.6 million for the nine months ended September 30, 2010 and 2009, respectively.
     During May 2008, the Bank entered into an interest rate swap agreement with a notional amount of $40.0 million. The derivative instrument is used to protect certain designated variable rate loans from the downward effects of their repricing in the event of a decreasing rate environment for a period of three years ending May 16, 2011. If the USD-Prime-H. 15 rate (“Prime Rate”) remains below 6.22%, the Bank receives the difference between 6.22% and the daily weighted-average Prime Rate for each period. If the Prime Rate increases above 6.22% during the term of the contract, the Bank will pay the difference between 6.22% and the daily weighted-average Prime Rate for each period. At September 30, 2010, the derivative instrument is carried at the fair market value of $0.7 million and is included in other assets. The fair market value of this swap at December 31, 2009 was $1.1 million. Changes in fair value of the hedge that are deemed effective are recorded in other comprehensive income net of tax. Changes in fair value for the ineffective portion of the hedge are recorded in interest income; such amounts were

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
insignificant for the nine months ended September 30, 2010 and 2009, respectively. The Bank recorded interest income on the swap of $0.9 million for the nine months ended September 30, 2010 and 2009, respectively.
     During the year ended December 31, 2008, the Bank entered into five loan swaps. The total original notional amount of these loan swaps was $11.2 million. These derivative instruments are used to protect the Bank from interest rate risk caused by changes in the LIBOR curve in relation to certain designated fixed rate loans. The derivative instruments are used to convert these fixed rate loans to an effective floating rate. If the LIBOR rate is below the stated fixed rate of the loan for a given period, the Bank will owe the floating rate payer the notional amount times the difference between LIBOR and the stated fixed rate. If LIBOR is above the stated rate for any given period during the term of the contract, the Bank will receive payments based on the notional amount times the difference between LIBOR and the stated fixed rate. These derivative instruments are carried at a fair market value of $(0.7) million and $(0.5) million and are included in loans at September 30, 2010 and December 31, 2009, respectively. Changes in fair value of the hedged loans have been completely offset by the fair value changes in the derivatives. The Bank recorded interest expense on these loan swaps of $0.3 million in the nine months ended September 30, 2010 and 2009.
     See table below for the information on the individual loan swaps at September 30, 2010:
Individual Loan Swap Information
(Dollars in thousands)

					Floating
Original	Current				Rate
Notional	Notional	Termination	Fixed	Floating	Payer
Amount	Amount	Date	Rate	Rate	Spread
$2,670	$997	04/10/13	5.85%	USD-LIBOR-BBA	0.238%
1,800	1,691	04/09/13	5.80%	USD-LIBOR-BBA	0.233%
1,100	1,034	05/11/13	6.04%	USD-LIBOR-BBA	0.227%
3,775	3,610	02/15/13	5.90%	USD-LIBOR-BBA	0.220%
1,870	1,676	02/15/13	5.85%	USD-LIBOR-BBA	0.225%

$11,215	$9,008

Note 9- Fair Value Measurements
     The Bank is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. These fair value estimates are made at each balance sheet date, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for in an orderly transaction between market participants at the measurement date. However, given there is no active market or observable market transactions for many of the Bank’s financial instruments, the Bank has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The methodologies used for estimating the fair value of financial assets and financial liabilities are discussed below:
Cash and Cash Equivalents
The carrying amounts of cash and short-term instruments including due from banks and federal funds sold approximate their fair value.

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
Investment Securities
Fair value for investment securities is based on the quoted market price if such information is available. If a quoted market price is not available, fair values are based on quoted market prices of comparable instruments.
FHLB Stock
The Bank, as a member of the FHLB, is required to maintain an investment in FHLB capital stock and the carrying amount is estimated to be fair value.
Loans
For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Further adjustments are made to reflect current market conditions. There is no discount for liquidity included in the expected cash flow assumptions.
Accrued Interest Receivable
The carrying amount is a reasonable estimate of fair value.
Deposits
The fair value of deposits that have no stated maturities, including demand deposits, savings, money market and NOW accounts, is the amount payable on demand at the reporting date. The fair value of deposits that have stated maturity dates, primarily time deposits, is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.
Borrowings
The fair values of short-term and long-term borrowings are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collateral requirements.
Accrued Interest Payable
The carrying amount is a reasonable estimate of fair value.
Financial Instruments with Off-Balance Sheet Risk
With regard to financial instruments with off-balance sheet risk discussed in Note K of our audited financial statements included in the Registration Statement, it is not practicable to estimate the fair value of future financing commitments.
Derivative Instruments
Derivative instruments, including interest rate and loan swaps, are recorded at fair value on a recurring basis. Fair value measurement is based on discounted cash flow models. All future floating cash flows are projected and both floating and fixed cash flows are discounted to the valuation date.

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
     The carrying amounts and estimated fair values of the Bank’s financial instruments, none of which are held for trading purposes, at September 30, 2010 and December 31, 2009 are as follows:
Financial Instruments Carrying Amounts and Estimated Fair Values

	September 30, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
		(Dollars in thousands)
Financial assets:
Cash and due from banks	$17,450	$17,450	$9,262	$9,262
Federal funds sold	96,560	96,560	13,975	13,975
Investment securities	115,357	115,357	42,567	42,567
FHLB stock	1,825	1,825	1,896	1,896
Loans, net of allowance	384,508	379,518	390,162	385,041
Interest rate swap	696	696	1,149	1,149
Accrued interest receivable	1,732	1,732	1,614	1,614

Financial liabilities:
Deposits with no stated maturity	$103,107	$103,107	$76,393	$76,393
Deposits with stated maturities	314,042	314,118	316,240	316,112
Borrowings	27,995	26,960	33,884	33,263
Accrued interest payable	282	282	436	436
     The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
     The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include the use of option pricing models, discounted cash flow models and similar techniques.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value:
Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange,

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government-sponsored entities, municipal bonds and corporate debt securities that are valued using quoted prices for similar instruments in active markets. Securities classified as Level 3 include a corporate debt security in a less liquid market whose value is determined by reference to the going rate of a similar debt security if it were to enter the market at period end. The derived market value requires significant management judgment and is further substantiated by discounted cash flow methodologies.
Derivative Instruments
Derivative instruments held or issued by the Bank for risk management purposes are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Bank uses a third party to measure the fair value. The Bank classifies derivatives instruments held or issued for risk management purposes as Level 2. As of September 30, 2010, the Bank’s derivative instruments consist of interest rate and loan swaps.
Loans
Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures it for the estimated impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, a loan’s observable market price and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value exceeds the recorded investments in such loans. Impaired loans where a specific allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price for the collateral, the Bank records the impaired loan as nonrecurring Level 3.
At September 30, 2010 and December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. The Bank recorded the five loans involved in loan swaps at fair market value on a recurring basis. The Bank does not record other loans at fair value on a recurring basis.
Other real estate owned
Other real estate owned (“OREO”) is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is not an observable market price for the collateral, the Bank records the OREO as nonrecurring Level 3.

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
     The table below presents, by level, the recorded amount of assets and liabilities at September 30, 2010 and December 31, 2009 measured at fair value on a recurring basis:
Fair Value on a Recurring Basis

	Quoted Prices in	Significant
	Active Markets for	Other	Significant
	Identical Assets	Observable Inputs	Unobservable Inputs	Assets/Liabilities
Description	(Level 1)	(Level 2)	(Level 3)	at Fair Value
		(Dollars in thousands)
September 30, 2010
U.S. Government agencies	$—	$13,285	$—	$13,285
Mortgage-backed securities	—	59,269	—	59,269
Collateralized mortgage obligations	—	25,508	—	25,508
Municipal securities	—	14,755	—	14,755
Debt Securities	—	—	395	395
Other Securities	—	2,145	—	2,145
Interest rate swap	—	696	—	696

December 31, 2009
U.S. Government agencies	$—	$5,759	$—	$5,759
Mortgage-backed securities	—	16,773	—	16,773
Collateralized mortgage obligations	—	3,221	—	3,221
Municipal securities	—	13,884	—	13,884
Debt Securities	—	—	400	400
Other Securities	—	2,530	—	2,530
Interest rate swap	—	1,149	—	1,149
There were no transfers between Level 1 and Level 2 during the nine months ended September 30, 2010.
     The following are reconciliations of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the nine months ended September 30, 2010 and 2009:
Level 3 Assets Reconciliation
(Dollars in thousands)

Debt
Securities
Beginning balance at December 31, 2009	$400
Unrealized losses	(5)

Ending balance at September 30, 2010	$395

Beginning balance at December 31, 2008	$1,000
Unrealized losses	(100)
Impairment writedown	(500)

Ending balance at September 30, 2009	$400

PARK STERLING BANK
Notes to Condensed Financial Statements, continued
(Unaudited)
Assets Recorded at Fair Value on a Nonrecurring Basis
     Assets measured at fair value on a nonrecurring basis at September 30, 2010 and December 31, 2009 are included in the table below by level:
Fair Value on a Nonrecurring Basis

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable	Assets/
	Assets	Inputs	Inputs	(Liabilities)
Description	(Level 1)	(Level 2)	(Level 3)	at Fair Value
	(Dollars in thousands)
September 30, 2010
Other real estate owned	$—	$1,441	$—	$1,441
Impaired loans	$—	$—	$14,755	$14,755

December 31, 2009
Other real estate owned	$—	$1,550	$—	$1,550
Impaired loans	$—	$—	$5,328	$5,328
     In accordance with accounting for foreclosed property, the carrying value of other real estate owned is periodically reviewed and written down to fair value and any loss is included in earnings. No write-downs occurred in the nine months ended September 30, 2010 and 2009.
     There were no transfers between valuation levels for any accounts for the quarter ended September 30, 2010. If different valuation techniques are deemed necessary, we would consider those transfers to occur at the end of the period that the accounts are valued.
Note 10 — Commitments and Contingencies
     In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying condensed financial statements. See Note 6 for a description and amounts of outstanding commitments as of September 30, 2010 and December 31, 2009.
     As of September 30, 2010 and December 31, 2009, the Bank has a commitment to fund $0.6 million related to an agreement with the Small Business Investment Corporation.
Note 11 — Subsequent Events
     On October 22, 2010, the board of directors approved a reorganization plan, subject to stockholder and regulatory approval, whereby the Bank would become a wholly owned subsidiary of Park Sterling Corporation, a newly formed holding company. This plan is intended to facilitate execution of the acquisition component of the Bank’s growth plans. On November 23, 2010, at a special meeting of stockholders of the Bank, stockholders will vote on this plan. Additionally, stockholders will vote with respect to the approval of the Park Sterling Bank 2010 Stock Option Plan for Directors and the Park Sterling Bank 2010 Employee Stock Option Plan, which were approved by the board of directors on July 20, 2010, as well as the Park Sterling Corporation 2010 Long-Term Incentive Plan, which will be adopted by the board of directors of Park Sterling Corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This report contains, and Park Sterling Bank (the “Bank”) and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. The forward-looking statements made represent the Bank’s current expectations, plans or forecasts of its future results and condition, including expectations regarding its new business strategy of engaging in bank mergers and organic growth and anticipated asset size, investment of proceeds of its common stock offering, refinement of the loan loss allowance methodology, recruiting of key leadership positions, decreases in construction and development loans, increases in deposit accounts, capital levels, net interest income, credit trends and conditions, including loan losses, allowance, charge-offs, delinquency trends and nonperforming asset levels, and other similar matters. These statements are not guarantees of future results or performance and involve certain risks and uncertainties that are based on our beliefs and assumptions and on the information available to us at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.
     You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of the Bank’s filings with the FDIC; the Bank’s inability to identify and successfully negotiate and complete combinations with potential merger partners or to successfully integrate such businesses into the Bank, including the Bank’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of negative economic conditions, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of our allowance; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting and the impact on the Bank’s financial statements; the Bank’s ability to attract new employees; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
     Forward-looking statements speak only as of the date they are made, and the Bank undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The purpose of this discussion and analysis is to focus on significant changes in our financial condition and results of operations during the three and nine month periods ended September 30, 2010. This discussion and analysis highlights and supplements information contained elsewhere in this Quarterly Report on Form 10-Q, particularly the preceding unaudited condensed financial statements and notes.
Overview
     Park Sterling Bank is a North Carolina-chartered commercial bank headquartered in Charlotte, North Carolina. We conduct our existing business through three offices located in Charlotte and Wilmington, North Carolina. Our current primary market area consists of these two cities and surrounding areas. We commenced operations in October 2006, with our initial branch located in the Midtown area of Charlotte. In October 2007, we opened a branch in Wilmington, and in July 2008, we opened a branch in the SouthPark neighborhood of Charlotte.
     Our objective since inception has been to provide the strength and product diversity of a larger bank and the service and relationship attention that characterizes a community bank. We strive to develop a personal relationship with our clients while at the same time offering traditional deposit and loan banking services. We focus on providing these personal banking services to mid-sized businesses, real estate development and construction firms, business owners, executives, professionals, retail clients, and others doing business or residing within our target market areas.
     In August 2010, the Bank raised gross proceeds of $150.2 million through a public offering of common stock to facilitate a change in the Bank’s business plan from primarily organic growth at a moderate pace over the next few years to seeking to acquire regional and community banks in the Carolinas and Virginia. We intend to become a regional-sized multi-state banking franchise through acquisitions and organic growth, seeking to reach a consolidated asset size of between $8 billion and $10 billion over the next several years. We believe the proposed size and scope will afford the necessary scale to provide geographic and product line diversity, greater community leadership for local markets, enhanced returns for investors and more development opportunities for employees.
     As part of the change in strategy outlined above, the Bank reduced the size of the board and added directors and management team members. The Bank’s new management team includes James C. Cherry, who became the Chief Executive Officer; David L. Gaines, who became the Chief Financial Officer; Leonard R. Robinett, Jr., who became Head of Corporate Development; Bryan F. Kennedy, III, who was the President and Chief Executive Officer and remains the President; Stephen A. Arnall, who was the Chief Financial Officer and became the Treasurer; and Frank W. Ix, who continues to serve as the Chief Credit Officer. The board of directors now includes Leslie M. “Bud” Baker, Jr., Chairman; Walter C. Ayers; Larry W. Carroll; James C. Cherry; Thomas B. Henson; and Jeffrey S. Kane.
     Our primary market area consists of the Charlotte and Wilmington, North Carolina metropolitan statistical areas (“MSAs”). The Charlotte-Gastonia-Concord MSA consists of five counties in North Carolina (Anson, Cabarrus, Gaston, Mecklenburg and Union) and one county in South Carolina (York). The Wilmington MSA consists of New Hanover, Brunswick, and Pender counties in Southeast North Carolina.
     Commercial banking in the Charlotte and Wilmington markets and in North Carolina generally is extremely competitive. We compete for deposits in our banking markets with other commercial banks, savings banks and other thrift institutions, credit unions, brokerage firms and all other organizations and institutions engaged in money market transactions. In our lending activities, the Bank competes with all other financial institutions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit.
     Interest rates, both on loans and deposits, and prices of fee-based services, are significant competitive factors among financial institutions. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of our competitors have greater resources, broader geographic markets and higher lending limits. To counter these competitive disadvantages, we depend on our reputation as a community bank in our local markets, our direct customer contact, our ability to make credit and other business decisions locally, and personalized customer service.
Recent Accounting Pronouncements
     See Note 2 to the unaudited condensed financial statements included in this Quarterly Report on Form 10-Q for a description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.
Critical Accounting Policies and Estimates
     In the preparation of our financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and in accordance with general practices within the banking industry. Our significant accounting policies are described in the notes to the audited financial statements for the year ended December 31, 2009 filed as part of the Bank’s Registration Statement on Form 10 (the “Registration Statement”).
     Certain accounting policies involve significant judgment and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgment and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgment and assumptions we make, actual results could differ from these judgments and assumptions that could have a material impact on the carrying values of our assets and liabilities and our results of operations.
     We believe our critical accounting policies and estimates include the allowance for loan losses and the fair value of financial instruments and other accounts. Based on management’s calculation, an allowance of $13.2 million, or 3.31% of total loans, net of unearned interest, was an adequate estimate of potential losses within the loan portfolio at September 30, 2010. If the mix and amount of future charge-off percentages differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected.
Financial Condition at September 30, 2010 and December 31, 2009
     Total assets grew by $158.8 million or 33.5% from $473.8 million at December 31, 2009 to $632.6 million at September 30, 2010. At September 30, 2010, interest-earning assets were $617.8 million, which included $397.7 million in gross loans, $115.4 million in investment securities available-for-sale, $102.4 million in overnight and interest-bearing deposits in other banks and $2.3 million in other interest-earning assets. Interest-earning assets at December 31, 2009 totaled $459.3 million and consisted of $397.6 million in gross loans, $42.6 million in investment securities available-for-sale, $16.7 million in overnight investments and interest-bearing deposits in other banks and $2.4 million in other interest-earning assets.
     Stockholders’ equity equaled $183.8 million at September 30, 2010 compared to $46.1 million at December 31, 2009. This increase of $137.7 million resulted primarily from a $140.2 million, net of issuance costs, common stock offering completed in August 2010. We also recorded $0.5 million of additional paid in capital relating to the vesting of stock options and a $0.4 million increase, net of taxes, in accumulated other comprehensive income relating to unrealized gains on investments available-for-sale and swaps. These increases were offset by a net loss of $3.3 million for the nine months ended September 30, 2010.

     The following table reflects selected ratios for the Bank for the three and nine months ended September 30, 2010 and 2009:
Selected Ratios

	Three months ended		Nine months ended
	September 30,		September 30,
	(annualized and unaudited)				At December 31,
	2010	2009	2010	2009	2009
Return on Average Assets	-2.64%	0.10%	-0.88%	0.13%	0.13%

Return on Average Equity	-12.80%	1.01%	-6.39%	1.34%	1.26%

Period End Equity to Total Assets	29.06%	9.51%	29.06%	9.51%	9.73%
Loans
     At September 30, 2010, total loans were $397.7 million compared to $397.6 million at December 31, 2009. Although loans stayed relatively flat, we had increases in owner-occupied and other commercial real estate, home equity lines of credit (“HELOC”) and commercial and industrial loans. These increases were offset by a decrease in the construction and development portfolio of $18.7 million, consistent with our intention to continue reducing this component of our portfolio.
     Substantially all of our loans are to customers in our immediate markets. In the Charlotte market, we have a diversified mix of commercial real estate, owner-occupied commercial real estate, commercial and small business loans, and a significant portfolio of HELOCs. Our Wilmington operation has a heavier concentration of real estate related loans with a smaller proportion of construction and development loans than Charlotte. Wilmington, like most coastal markets, is heavily dependent on real estate and tourism to drive its economy. We believe we are not dependent on any single customer or group of customers whose insolvency would have a material adverse effect on our financial condition or results of operations.
Asset Quality and Allowance for Loan Losses
     Due to unprecedented asset quality challenges and the global economic recession, the U.S. banking industry has been experiencing serious financial challenges. Our senior management works closely with credit administration, third-party credit review specialists, and lending staff to ensure that adequate resources are in place to proactively manage through the current slowdown in the real estate market and overall economy. When a problem is identified, management is committed to assessing the situation and moving quickly to minimize losses, while being sensitive to the borrower’s effectiveness as an operator, the long-term viability of the business or project and the borrower’s commitment to working with the Bank to achieve an acceptable resolution of the credit.
     We consider asset quality to be of primary importance, and employ a formal internal loan review process to ensure adherence to the lending policy as approved by our board of directors. It is the responsibility of each loan officer to assign an appropriate risk grade to loans when originated. Our credit administration function, through the loan review process with assistance from third party credit review specialists, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality changes, it is the responsibility of our credit administration department to change the borrower’s risk grade accordingly. The process of determining the allowance for loan losses is fundamentally driven by the risk grade system. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, economic conditions in our market areas and other factors. During the third quarter of 2010, the Bank introduced refinements to its loan loss allowance methodology. The principal change is the addition of a more comprehensive qualitative component which evaluates six environmental factors, including portfolio trends, portfolio concentrations, general economic and market trends, changes in lending practices, regulatory environment and other factors. These refinements are intended to help management recognize expected losses that may not be identified through the quantitative analysis of our historical loss experience. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses represents management’s estimate of the appropriate level of reserve to provide for the risk inherent in our loan portfolio.
     Our policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a nonaccrual status are generally secured by collateral, which is considered in the determination of the allowance for loan losses.
     The following table presents selected coverage ratios:
Selected Coverage Ratios

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2010	2009	2010	2009	2009
		(Dollars in thousands)
Nonperforming assets (including OREO) $	$11,484	$1,273	$11,484	$1,273	$4,238
Nonperforming assets/total loans + OREO %	2.88%	0.32%	2.88%	0.32%	1.06%
Annualized net charge-offs to total loans	1.97%	0.34%	1.01%	0.13%	0.36%
Allowance for loan losses to total loans	3.31%	1.79%	3.31%	1.79%	1.86%
Allowance for loan losses to nonperforming assets	114.51%	553.10%	114.51%	553.10%	174.66%
     The allowance for loan losses as a percentage of total loans increased to 3.31% at September 30, 2010 from 1.79% at September 30, 2009. At December 31, 2009, the allowance for loan losses as a percentage of total loans was 1.86%. The increase is related to a refinement in allowance methodology to incorporate a more comprehensive qualitative component, the effects of extended economic weakness on portfolio trends, and specific reserves related to impaired loans. We had net charge-offs of $3.0 million in the first nine months of 2010 compared to $0.4 million in the same period of 2009. Net charge-offs were $1.4 million for the year ended December 31, 2009.
Nonperforming Assets
     Nonaccrual loans totaled $10.0 million at September 30, 2010. This was a $7.3 million increase from $2.7 million at December 31, 2009. The nonaccrual balance at September 30, 2010 primarily consisted of $7.5 million in construction and development loans. There were no loans past due 90 days or more and still accruing interest at September 30, 2010. There were four loans past due 90 days or more with balances of $2.4 million at December 31, 2009. These loans were included in the nonaccrual balance of $2.7 million.
     We grade loans with a risk grade scale of 1-9, with grades 1-5 representing pass credits, and grades 6, 7, 8, and 9 representing “special mention,” “substandard,” “doubtful,” and “loss” credit grades, respectively. Loans are reviewed on a regular basis internally and annually by an external loan review group to ensure loans are graded appropriately. Credits are reviewed for past due trends, declining cash flows, significant decline in collateral value, weakened guarantor financial strength, management concerns, market conditions, and other factors that could jeopardize the repayment performance of the loan. Documentation deficiencies to include collateral perfection and outdated or inadequate financial information are also considered in grading loans.

     All loans graded 6 or worse are included on our list of “watch loans”, which is updated and reported to both the management and board of directors’ committees and the full board of directors on a monthly basis. Additionally, other loans with more favorable ratings may be placed on the watch list if there are concerns that the loan may become a problem in the future. Impairment analysis has been performed on all loans graded “substandard” and selected other loans as deemed appropriate. At September 30, 2010, we maintained “watch loans” totaling $50.9 million compared to $36.6 million at December 31, 2009. Currently all loans on our watch list carry a risk grade of 6 or worse. The future level of watch loans cannot be predicted, but rather will be determined by several factors, including overall economic conditions in the markets served.
     At September 30, 2010, OREO totaled $1.4 million, which represented two residential lots, four residential properties and one nonresidential property, all of which are recorded based on our most recent appraisals. At December 31, 2009, OREO was $1.5 million. All OREO has been written down to their respective fair values.
Investments and Other Interest-earning Assets
     Investment securities were $115.4 million at September 30, 2010. This was a $72.8 million increase from the $42.6 million balance at December 31, 2009 and is a result of investing a portion of the proceeds raised in our stock offering. Our investment portfolio consists of U.S. government agency securities, mortgage-backed securities, municipal securities and other debt instruments. At the end of the third quarter of 2010, our portfolio had a net unrealized gain of $1.9 million compared to a $0.5 million net unrealized gain at December 31, 2009. During the nine months ended September 30, 2009, we recorded impairment charges totaling $0.7 million related to our investment in a large correspondent bank, which was taken into receivership by the FDIC. We have no securities with an unrealized loss deemed to be other than temporary at September 30, 2010. In addition, there were no securities with an unrealized loss deemed to be other than temporary at December 31, 2009.
     At September 30, 2010, we had $96.6 million in federal funds sold, and $5.9 million in interest-bearing deposits with other FDIC insured financial institutions. This compares with $14.0 million in federal funds and $2.8 million in interest-bearing deposits at other FDIC insured financial institutions at December 31, 2009.
Deposits and Other Borrowings
     Total deposits increased by $24.5 million or 6.2% from December 31, 2009 to September 30, 2010. Core deposits (excluding brokered time deposits) increased $41.9 million or 16.3%, while brokered time deposits decreased by $17.4 million or 12.9%. The increase in core deposits resulted from a continued effort by management to obtain additional deposits from existing relationships and stockholders along with targeted calling efforts by associates and board members. In addition, incentive plans were amended, during 2009 to reward associates for non-time deposit growth, and to eliminate awards related to loan growth. Consistent with our goal of reducing reliance on brokered deposits, this effort allowed us to reduce brokered deposits during the year, from $134.9 million at December 31, 2009 to $117.5 million at September 30, 2010, lowering our wholesale funding to total liabilities from 37.4% at December 31, 2009 to 30.5% at September 30, 2010.
     Borrowed funds totaled $28.0 million at September 30, 2010, compared to $33.9 million at December 31, 2009.

Results of Operations
Comparison of Results of Operations for the Nine Months Ended September 30, 2010 and September 30, 2009
     The following table summarizes components of income and expense and the changes in those components for the nine months ended September 30, 2010 and 2009:
Condensed Statements of Income (Loss)

	Nine Months Ended
	September 30,
	2010	2009	Change
	(Unaudited)		$	%
	(Dollars in thousands)
Gross interest income	$16,848	$16,008	$840	5.2%
Gross interest expense	5,711	7,269	(1,558)	-21.4%

Net interest income	11,137	8,739	2,398	27.4%

Provision for loan losses	8,768	1,854	6,914	372.9%

Non-interest income	88	(299)	387	-129.4%
Non-interest expense	7,510	5,917	1,593	26.9%

Net income (loss) before taxes	(5,053)	669	(5,721)	-855.2%

Income tax expense (benefit)	(1,714)	210	(1,924)	-916.2%

Net income (loss)	$(3,339)	$459	$(3,798)	-827.5%

     Net Income (Loss). The net loss for the nine months ended September 30, 2010 was $3.3 million compared to net income of $0.5 million for the same period in 2009. This decrease of $3.8 million resulted primarily from a $6.9 million increase in provision for loan losses and an increase in noninterest expense of $1.6 million, which offset increases in net interest income of $2.4 million and noninterest income of $0.4 million. A $1.7 million tax benefit was recorded resulting from the increase in the provision for loan losses. Annualized return on average assets decreased during the nine months ended September 30, 2010 to .88)% from .13% for the same period ended September 30, 2009. Annualized return on average equity also decreased from 1.34% for the nine month period ended September 30, 2009 to (6.39)% for the same period in 2010.
     Net Interest Income. Our largest source of earnings is net interest income, which is the difference between interest income on interest-earning assets and interest paid on deposits and other interest-bearing liabilities. The primary factors that affect net interest income are changes in volume and yields of earning assets and interest-bearing liabilities, which are affected in part by management’s responses to changes in interest rates through asset/liability management. During the nine month period ended September 30, 2010, net interest income was $11.1 million as compared to $8.7 million in 2009, an increase of $2.4 million or 27.5%. In spite of the declining economy, we experienced growth in the average balances of interest-earning assets arising from growth related to local loan demand and increases in federal funds sold and investment securities available-for-sale. Total average interest-earning assets increased by $44.5 million, or 10.0%, to $488.5 million for the nine months ended September 30, 2010 from $444.0 million for the same period in the previous year. Average loan balances increased by $11.0 million, or 2.8%, to $398.4 million for the nine months ended September 30, 2010 from $387.4 million for the nine months ended September 30, 2009. As a result of the proceeds received in our stock offering, the average balance of federal funds sold increased $17.2 million along with an increase in average balance of investment securities available-for-sale of $13.7 million.
     The final month of recognizing income from unwinding our first interest swap was recorded in June 2010. This results in decreasing our net interest margin by approximately 18 basis points a month.

     Average balances of total interest-bearing liabilities also increased in the first nine months of 2010, with average total interest-earning deposit balances increasing by $18.8 million, or 5.0%, to $403.4 million in 2010 from $384.6 million for the same period in 2009. Average brokered deposits declined by $37.2 million from the previous year as management reduced the Bank’s wholesale funding. This decline in brokered deposits was more than offset by an increase in average core deposits of $62.7 million in the first nine months of 2010 as compared to the same period in 2009. Average noninterest-bearing deposits increased $8.2 million, or 40.0%, to $28.6 million at September 30, 2010. Our net interest margin increased from 2.62% in the nine month period ended September 30, 2009 to 3.04% in same period in 2010. Interest paid on funding sources for the nine months ended September 30, 2010 totaled $5.7 million, reflecting a 1.89% cost of interest-bearing liabilities. For the same period in 2009, interest of $7.3 million was paid at a cost of interest-bearing liabilities of 2.52%.

     The following tables summarize net interest income and average yields and rates paid for the periods indicated:
Average Balance Sheets and Net Interest Analysis

	For the Nine Months Ended September 30,
	2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
			(Dollars in thousands)
Assets
Interest-earning assets:
Loans with fees (1)	$398,381	$15,275	5.11%	$387,427	$14,562	5.01%
Fed funds sold	34,358	60	0.23%	17,149	26	0.20%
Investment securities — taxable	35,664	981	3.67%	25,915	1,032	5.31%
Investment securities — tax-exempt	14,304	481	4.48%	10,384	374	4.80%
Other interest-earning assets	5,832	51	1.17%	3,099	14	0.60%

Total interest-earning assets	488,539	16,848	4.60%	443,974	16,008	4.81%
Allowance for loan losses	(8,408)			(6,043)
Cash and due from banks	7,908			3,669
Premises and equipment	4,619			4,825
Other assets	10,446			7,273

Total assets	$503,104			$453,698

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Interest-bearing demand	$9,433	$6	0.08%	$8,104	$4	0.07%
Savings and money market	46,039	270	0.78%	41,622	259	0.83%
Time deposits — core	186,272	2,718	1.95%	137,489	3,123	3.03%
Time deposits — brokered	130,114	1,716	1.76%	167,347	3,251	2.59%

Total interest-bearing deposits	371,858	4,710	1.69%	354,562	6,637	2.50%
Federal Home Loan Bank advances	22,820	430	2.51%	25,000	440	2.35%
Other borrowings	8,747	571	8.70%	5,026	192	5.09%

Total borrowed funds	31,567	1,001	4.23%	30,026	632	2.81%

Total interest-bearing liabilities	403,425	5,711	1.89%	384,588	7,269	2.52%

Net interest rate spread		11,137	2.71%		8,739	2.29%

Noninterest-bearing demand deposits	28,571			20,403
Other liabilities	1,475			2,995
Stockholders’ equity	69,633			45,712

Total liabilities and stockholders’ equity	$503,104			$453,698

Net interest margin			3.04%			2.62%

(1)	Average loan balances include nonaccrual loans.
     Provision for Loan Losses. Our provision for loan losses increased $6.9 million, or 372.9%, to $8.8 million during the nine months ended September 30, 2010, from $1.9 million during the corresponding period in 2009. The increase in the provision resulted from the credit deterioration due to the continuing softening economy and a refinement to our allowance for loan loss methodology, which introduced a more comprehensive qualitative component. We had $3.0 million in net charge-offs during the first nine months of 2010, compared to $0.04 million during 2009. Nonperforming loans to total assets were 1.59% at September 30, 2010, compared to .02% at September 30, 2009.

     The ratio of the allowance for loan losses to total loans was 3.31% and 1.79% at September 30, 2010 and 2009, respectively. At December 31, 2009, the ratio was 1.86%. Management periodically evaluates our credit policies and procedures to confirm that they effectively manage risk and facilitate appropriate internal controls.
     Noninterest Income. Noninterest income has not historically been a major component of our earnings. We strive for a high level of efficiency by incurring minimal overhead and focusing our earnings primarily on our core business, earning net interest income on interest-earning assets. We have a minimal amount of noninterest income from service charges. Noninterest income increased from a loss of $0.3 million for the nine months ended September 30, 2009 to a gain of $0.09 million for the same period in 2010. This increase was due mainly to the sale of available-for-sale securities for a $0.3 million gain, offset by an impairment write down of $0.7 million in the nine months ended September 30, 2009 compared to the sale and calls of available-for-sale securities resulting in a net gain of $0.02 million during the same period in 2010.
     Noninterest Expense. We actively manage our noninterest expense, since the level of noninterest expense substantially affects our profitability. Total noninterest expense was $7.5 million for the nine months ended September 30, 2010 compared to $5.9 million for the same period in 2009. The increase of $1.6 million, or 26.9%, in the nine months ended September 30, 2010 compared to 2009 consists of an increase in salaries and benefits in the amount of $0.8 million as a result of an increase in full time equivalent employees (“FTEs”). We employed 54 FTEs at September 30, 2010 compared to 41 at September 30, 2009. In addition, director fees were paid for the first time during 2010 in the amount of $0.2 million and OREO expense increased $0.2 million primarily due to a $0.3 million loss in sales of OREO property. Lastly, other expenses included increases in professional fees, postage and supplies and loan collection fees.
     The following table presents components of noninterest expense for the nine months ended September 30, 2010 and 2009:
Noninterest Expense

	Nine months ended
	September 30,
	2010	2009	Change
	(Unaudited)		$	%
	(Dollars in thousands)
Salaries and benefits	$4,328	$3,558	$770	21.6%
Occupancy and equipment	666	625	41	6.6%
Advertising and marketing	237	174	63	36.2%
Professional fees	237	160	77	48.1%
Deposit charges and FDIC insurance	543	590	(47)	-8.0%
Directors fees	211	—	211	100.0%
Data processing	302	299	3	1.0%
Other real estate owned	395	157	238	151.6%
Other expenses	591	354	237	66.9%

Total noninterest expense	$7,510	$5,917	$1,593	26.9%

     Income Taxes. We generate significant amounts of non-taxable income from tax-exempt investment securities. Accordingly, the level of such income in relation to income before taxes significantly affects our effective tax rate. For the nine months ended September 30, 2010, we booked an income tax benefit of $1.7 million compared to an income tax expense of $0.2 million for the same period in 2009. The effective tax rate for the nine months ended September 30, 2010 is 40.15% compared to 31.28% for the same period in 2009. This increase was due to a loss of tax benefits, used in calculating our tax provision, resulting from us reporting a loss. A tax benefit is recorded if non-taxable income exceeds income before taxes, resulting in a reduction of total income subject to income taxes.

Comparison of Results of Operations for the Three Months Ended September 30, 2010 and 2009
     The following table summarizes components of income and expense and changes in those components for the three months ended September 30, 2010 and 2009:
Condensed Statements of Income (Loss)

	Three Months Ended
	September 30,
	2010	2009	Change
	(Unaudited)		$	%
		(Dollars in thousands)
Gross interest income	$5,559	$5,568	$(9)	-0.2%
Gross interest expense	1,929	2,283	(354)	-15.5%

Net interest income	3,630	3,285	345	10.5%

Provision for loan losses	6,143	1,150	4,993	434.2%

Noninterest income	26	26	—	0.0%
Noninterest expense	2,990	2,018	972	48.2%

Net income (loss) before taxes	(5,477)	143	(5,620)	-3930.1%

Income tax expense (benefit)	(1,809)	27	(1,836)	-6800.0%

Net income (loss)	$(3,668)	$116	$(3,784)	-3262.1%

     Net Income. Net loss for the quarter ended September 30, 2010 was $3.7 million as compared to net income of $0.1 million for the same period in 2009. This decrease of $3.8 million primarily resulted from a $5.0 million increase in provision for loan losses and an increase in noninterest expense of $1.0 million, which was partially offset by an increase in net interest income of $0.3 million. Annualized return on average assets decreased to (2.64)% for the three month period ended September 30, 2010 from .10% for the same period in 2009. Return on average equity decreased from 1.01% for the three month period ended September 30, 2009 to (12.80)% for the same period in 2010.
     Net Interest Income. During the three month period ended September 30, 2010, net interest income was $3.6 million as compared to $3.3 million in 2009, an increase of $0.3 million or 10.5%. In spite of the declining economy, we experienced growth in the average balances of interest-earning assets arising primarily from growth related to local loan demand. Average total interest-earning assets increased by $83.6 million, or 18.2%, to $542.1 million for the three months ended September 30, 2010 from $458.5 million for the same period in the previous year. Most of the growth occurred in loans, with average loan balances increasing by $8.7 million, or 2.2%, to $399.6 million for the three months ended September 30, 2010 from $390.9 million for the three months ended September 30, 2009.
     The final month of recognizing income from unwinding our first interest rate swap was recorded in June 2010. This results in decreasing our net interest margin by approximately 18 basis points a month.
     Average balances of total interest-bearing liabilities also increased the third quarter of 2010, with average total interest-earning deposit balances increasing by $14.2 million, or 3.9%, to $408.0 million in 2010 from $359.8 million for the same period in 2009. Average core time deposits increased from $156.9 million at September 30, 2009 to $192.7 million at September 30, 2010, a $35.8 million, or 22.8% increase. Average brokered deposits on the other hand, decreased $32.5 million or 20.6% during the same period as management reduced the Bank’s wholesale funding. Average noninterest-bearing deposits increased $8.2 million, or 36.5% in the third quarter of 2010 compared to the same period in 2009, and interest-bearing demand, money market and savings deposits, increased $11.0 million, or 21.4%. Our net interest margin decreased from 2.87% at September 30, 2009 to 2.68% at September 30, 2010.
     The following tables summarize net interest income and average yields and rates paid for the periods indicated:
Average Balance Sheets and Net Interest Analysis

	For the Three Months Ended September 30,
	2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans with fees (1)	$399,580	$4,963	4.97%	$390,904	$5,061	5.18%
Fed funds sold	70,388	42	0.24%	25,462	16	0.25%
Investment securities — taxable	50,216	370	2.95%	25,578	323	5.05%
Investment securities — tax-exempt	14,570	161	4.42%	13,372	160	4.79%
Other interest-earning assets	7,350	23	1.25%	3,193	8	1.00%

Total interest-earning assets	542,104	5,559	4.10%	458,509	5,568	4.86%
Allowance for loan losses	(9,061)			(6,508)
Cash and due from banks	8,056			6,009
Premises and equipment	4,596			4,728
Other assets	9,960			7,187

Total assets	$555,655			$469,925

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Interest-bearing demand	$9,695	$3	0.12%	$8,269	$2	0.10%
Savings and money market	52,138	102	0.78%	42,655	84	0.79%
Time deposits — core	192,666	909	1.89%	156,878	1,050	2.68%
Time deposits — brokered	125,007	581	1.86%	157,491	810	2.06%

Total interest-bearing deposits	379,506	1,595	1.68%	365,293	1,946	2.13%
Federal Home Loan Bank advances	20,000	144	2.88%	25,000	149	2.38%
Other borrowings	8,490	190	8.95%	9,000	188	8.36%

Total borrowed funds	28,490	334	4.69%	34,000	337	3.96%

Total interest-bearing liabilities	407,996	1,929	1.89%	399,293	2,283	2.29%

Net interest rate spread		3,630	2.21%		3,285	2.57%

Noninterest-bearing demand deposits	30,828			22,581
Other liabilities	2,168			2,304
Stockholders’ equity	114,663			45,747

Total liabilities and stockholders’ equity	$555,655			$469,925

Net interest margin			2.68%			2.87%

(1)	Average loan balances include nonaccrual loans.
Provision for Loan Losses. Our provision for loan losses increased $5.0 million, or 434.2%, to $6.1 million during the quarter ended September 30, 2010, from $1.2 million during the corresponding period in 2009. The increase in provision was due to credit deterioration due to the continuing soft economy and a refinement to our allowance for loan loss methodology. We recorded $2.0 million in net charge-offs for the three months ended September 30, 2010 compared to $0.4 million for the same period in 2009. For the quarter ended September 30, 2010, our nonaccrual loans increased by $3.5 million compared to $1.3 million in the quarter ended September 30, 2009.

     Noninterest Income. Total noninterest income remained flat at $0.3 million for the three months ended September 30, 2010 and 2009.
     Noninterest Expense. Total noninterest expense was $3.0 million for the three months ended September 30, 2010 compared to $2.0 million for the same period in 2009. This increase of $1.0 million, or 48.2%, principally reflects increases in personnel costs, an increase in loan and loan collection fees resulting from bankruptcies and an increase in other expenses of $.02 million resulting from the payment of director fees in 2010, education, and our NC Bank Assessment partially offset by a decrease in FDIC insurance due to a special assessment charged in 2009.
     The following table presents components of noninterest expense for the quarters ended September 30, 2010 and 2009:
Noninterest Expense

	Three months ended
	September 30,
	2010	2009	Change
	(Unaudited)		$	%
	(Dollars in thousands)
Salaries and benefits	$1,777	$1,182	$595	50.3%
Occupancy and equipment	236	212	24	11.3%
Advertising and marketing	84	84	—	0.0%
Professional fees	78	54	24	44.4%
Deposit charges and FDIC insurance	184	230	(46)	-20.0%
Directors fees	164	—	164	100.0%
Data processing	109	97	12	12.4%
Other expenses	358	159	199	125.2%

Total noninterest expense	$2,990	$2,018	$972	48.2%

     Income taxes. We recorded an income tax benefit for the third quarter of 2010 of $1.8 million compared to an income tax expense of $0.02 million for the third quarter of 2009.
Liquidity and Capital Resources
     Liquidity refers to the ability to manage future cash flows to meet the needs of depositors and borrowers and to fund operations. Management strives to maintain sufficient liquidity to fund future loan demand and to satisfy fluctuations in deposit levels. This is achieved primarily in the form of available lines of credit from various correspondent banks, the FHLB, the Federal Reserve Discount Window, and through an investment portfolio. In addition, we occasionally have short-term investments at our primary correspondent bank in the form of federal funds sold. Liquidity is governed by a board of directors approved Asset Liability Policy, administered by an internal Senior Management Risk Committee. The Committee reports on a monthly basis asset/liability (“ALCO”)-related matters to the Board of Directors Loan and Risk Committee. During 2009, the Bank adopted a Contingency Funding Plan to address liquidity needs in the time of an unforeseen crisis.
     Our liquidity ratio was 54.99% at September 30, 2010 compared to 16.31% at December 31, 2009, in each case exceeding our minimum internal target of 10%. In addition, at September 30, 2010, we had an additional $20.0 million of credit available from the FHLB, $41.0 million from the Federal Reserve Discount Window, and available lines of credit totaling $38.0 million from correspondent banks.
     At September 30, 2010, we had $9.0 million of loan commitments outstanding and had pre-approved but unused lines of credit totaling $67.2 million. In management’s opinion, these commitments represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity. At December 31, 2009, we had $6.3 million of loan commitments outstanding and had pre-approved but unused lines of credit totaling $70.9 million.
     Our capital position is reflected in our stockholders’ equity, subject to certain adjustments for regulatory purposes. Stockholders’ equity, or capital, is a measure of our net worth, soundness and viability. Stockholders’ equity on September 30, 2010 was $183.8 million compared to the December 31, 2009 balance of $46.1 million. In August 2010, we completed our public offering of 23,100,000 shares of common stock at an initial purchase price of $6.50 per share for an aggregate offering price of approximately $150.2 million. As a result of the offering, we received net proceeds of approximately $140.2 million, after $9.0 million in underwriting fees, including the $3.0 million in contingent fees (See Note 3), and approximately $0.9 million in related expenses. Remaining proceeds have been invested in accordance with the Bank’s investment policies.
     Risk based capital regulations adopted by the FDIC require banks to achieve and maintain specified ratios of capital to risk weighted assets. The risk based capital rules are designed to measure “Tier 1” capital (consisting of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock and trust preferred securities, net of goodwill and other intangible assets and accumulated other comprehensive income) and total capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk weighting after conversion to balance sheet equivalent amounts. All banks must maintain a minimum total capital to total risk weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1, capital. These guidelines also specify that banks that are experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels. At September 30, 2010, we satisfied the respective minimum regulatory capital requirements, and we were “well capitalized” within the meaning of federal regulatory requirements. Our risk-weighted assets at September 30, 2010 and December 31, 2009 were $423.0 million and $421.1 million, respectively. Actual capital levels and minimum levels at September 30, 2010 and December 31, 2009 were:
Capital Ratios

			Adequately	Well
	Actual		Capitalized	Capitalized
	Amount	Ratio	Ratio	Ratio
	(Dollars in thousands)
September 30, 2010
Total Risk-Based Capital Ratio	$194,514	45.99%	8.00%	10.00%

Tier 1 Capital Ratio	182,235	43.09%	4.00%	6.00%

Tier 1 Leverage Ratio	182,235	32.80%	4.00%	5.00%

December 31, 2009
Total Risk-Based Capital Ratio	$57,061	13.55%	8.00%	10.00%

Tier 1 Capital Ratio	44,877	10.66%	4.00%	6.00%

Tier 1 Leverage Ratio	44,877	9.40%	4.00%	5.00%
     The Bank has committed to our regulators to maintain a ratio of Tier 1 Leverage Ratio of at least 10.00% for the three years following our initial public offering.
Disclosure of Contractual Obligations, Commitments and Off-Balance Sheet Arrangements
     In the ordinary course of operations, we enter into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment.

     Information about our off-balance sheet risk exposure is presented in Note K of our audited financial statements included in the Registration Statement. As part of ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs), which generally are established for facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of September 30, 2010, we were not involved in any unconsolidated SPE transactions.
Interest Rate Sensitivity
     Our Senior Management Risk Committee actively measures and manages interest rate risk using a process developed by the Bank. The Committee is also responsible for approving our asset/liability management policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing our interest rate sensitivity position.
     The primary tool that management uses to measure short-term interest rate risk is a net interest income simulation model prepared by an independent correspondent bank. These simulations estimate the impact that various changes in the overall level of interest rates over a one and two year time horizon would have on net interest income. The results help us develop strategies for managing exposure to interest rate risk.
     Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions. In this case, the assumptions relate primarily to loan and deposit growth, asset and liability prepayments, interest rates and balance sheet management strategies. Management believes that both individually and taken together the assumptions are reasonable. Nevertheless, the simulation modeling process produces only a sophisticated estimate, not a precise calculation of exposure. In addition, the overall interest rate risk management process is subject to annual review by an outside professional services firm to ascertain its effectiveness as required by federal regulations.
     Our current guidelines for risk management call for preventive measures if a 300 basis point shock or immediate increase or decrease in short term rates over the next 12 months would affect net interest income over the same period by more than 20.0%. We currently are operating well within these guidelines. As of September 30, 2010, based on the results of the simulation model, we could expect net interest income to decrease by approximately 4.6% over 12 months if short-term interest rates immediately decreased by 300 basis points, which is unlikely based on current rate levels. If short-term interest rates increased by 300 basis points, net interest income could be expected to increase by approximately 17.6% over 12 months. At December 31, 2009, the simulation model results showed that we could expect net interest income to decrease by approximately 2.9% over 12 months if short-term interest rates decreased by 300 basis points. If short-term interest rates increased by 300 basis points, net interest income could be expected to increase by approximately 4.6% over 12 months.
     We use multiple interest rate swap agreements, accounted for as either cash flow or fair value hedges, as part of the management of interest rate risk. At September 30, 2010, we had an interest rate swap, accounted for as a cash flow hedge, with a notional amount of $40.0 million that was purchased on May 16, 2008 to protect the bank from falling rates. We receive 6.22% fixed for a period of three years, and pay prime rate for the same period, currently at 3.25%. At September 30, 2010, the unrealized gain on this instrument was $0.4 million. During the nine months ended September 30, 2010 and 2009, we recorded $0.9 million of income from this instrument. The unrealized gain on this instrument at December 31, 2009 was $0.7 million.
     During the year ended December 31, 2008, we entered into five loan swaps accounted for as fair value hedges. The total original notional amount of these swaps was $11.2 million. These derivative instruments are used to protect the Bank from interest rate risk caused by changes in the LIBOR curve in relation to certain designated fixed rate loans. These derivative instruments are carried at a fair market value of $0.8 million at September 30, 2010. We recorded interest expense on these loan swaps of $0.3 million for the nine months ended September 30, 2010 and 2009.

     In addition, we recorded income on a swap that was terminated in early 2008. During the nine months ended September 30, 2010 and 2009, $0.4 million and $0.6 million were recorded as income from this unwound swap, respectively. As of June 30, 2010, the unrecognized gain relating to the unwound hedge has been fully taken into income.
     For cash flow hedges, we use the dollar-offset method for assessing effectiveness using the cumulative approach. The dollar-offset method compares the dollar amount of the change in anticipated future cash flows of the hedging instrument with the dollar amount of the changes in anticipated future cash flows of the risk being hedged over the assessment period. The cumulative approach involves comparing the cumulative changes in the hedging instrument’s anticipated future cash flows to the cumulative changes in the hedged transaction’s anticipated future cash flows. Because the floating index and reset dates are based on identical terms, management believes that the hedge relationship of the cumulative changes in expected future cash flow from the hedging derivative and the cumulative changes in expected interest cash flows from the hedged exposure will be highly effective.
     Consistent with the risk management objective and the hedge accounting designation, management measures the degree of hedge effectiveness by comparing the cumulative change in anticipated interest cash flows from the hedged exposure over the hedging period to the cumulative change in anticipated cash flows from the hedging derivative. Any difference between these two measures will be deemed hedge ineffectiveness and recorded in current earnings. Management utilizes the “Hypothetical Derivative Method” to compute the cumulative change in anticipated interest cash flows from the hedged exposure. To the extent that the cumulative change in anticipated cash flows from the hedging derivative offsets from 80% to 125% of the cumulative change in anticipated interest cash flows from the hedged exposure, the hedge is deemed effective.
     For fair value hedges, Accounting Standards Codification (“ASC”) Topic 815 requires that the method selected for assessing hedge effectiveness must be reasonable, be defined at the inception of the hedging relationship and be applied consistently throughout the hedging relationship. We use the dollar-offset method for assessing effectiveness using the cumulative approach. The dollar-offset method compares the fair value of the hedging derivative with the fair value of the hedged exposure. The cumulative approach involves comparing the cumulative changes in the hedging derivative’s fair value to the cumulative changes in the hedged exposure’s fair value. The calculation of dollar offset is the change in clean fair value of hedging derivative, divided by the change in fair value of the hedged exposure attributable to changes in the LIBOR curve. To the extent that the cumulative change in fair value of the hedging derivative offsets from 80% to 125% of the cumulative change in fair value of the hedged exposure, the hedge will be deemed effective. The change in fair value of the hedging derivative and the change in fair value of the hedged exposure are recorded in earnings. Any hedge ineffectiveness is also reflected in current earnings.
     Prime rate swaps (pay floating, received fixed) are recorded on the balance sheet in other assets or liabilities at fair market value. Loan swaps (pay fixed, receive floating) are carried at fair market value and are included in loans. Changes in fair value of the hedged loans have been completely offset by the fair value changes in the derivatives, which are in contra asset accounts included in loans.
     See Note L of our audited financial statements included in the Registration Statement and Note 8 of our unaudited condensed financial statements included in this Quarterly Report on Form 10-Q for further discussion on our derivative financial instruments and hedging activities.
     Financial institutions are subject to interest rate risk to the degree that their interest-bearing liabilities, primarily deposits, mature or reprice more or less frequently, or on a different basis, than their interest-earning assets, primarily loans and investment securities. The match between the scheduled repricing and maturities of our interest-earning assets and liabilities within defined periods is referred to as “gap” analysis. At September 30, 2010, our cumulative one-year gap was a positive, or asset sensitive, $111.0 million, or 17.5% of total assets, well within our ALCO policy guideline of 35%. Our cumulative one-year gap at December 31, 2009 was a negative $11.2 million or 2.4% of total assets.

     The following table reflects our rate sensitive assets and liabilities by maturity as of September 30, 2010. Variable rate loans are shown in the category of due “within three months” because they reprice with changes in the prime lending rate. Fixed rate loans are presented assuming the entire loan matures on the final due date, although payments are actually made at regular intervals and are not reflected in this schedule.
Interest Rate Gap Sensitivity

	Within	Three	One Year
	Three	Months to	to Five	After
	Months	One Year	Years	Five Years	Total
	(Dollars in thousands)
At September 30, 2010:
Interest-earning assets:
Interest-bearing deposits	$5,859	$—	$—	$—	$5,859
Federal funds sold	96,560	—	—	—	96,560
Securities	3,751	22,731	49,383	41,420	117,285
Loans	262,796	29,588	104,283	1,049	397,716

Total interest-earning assets	368,966	52,319	153,666	42,469	617,420

Interest-bearing liabilities:
Demand deposits	11,959	—	—	—	11,959
MMDA and savings	60,681	—	—	—	60,681
Time deposits	61,025	186,212	66,805	—	314,042
Short term borrowings	1,100	—	—	—	1,100
Long term borrowings	—	—	20,000	6,895	26,895

Total interest-bearing liabilities	134,765	186,212	86,805	6,895	414,677

Derivatives	(29,317)	40,000	(10,683)	—	—

Interest sensitivity gap	$204,884	$(93,893)	$56,178	$35,574	$202,743
Cummulative interest sensitivity gap	$204,884	$110,991	$167,169	$202,743

Percentage of total assets		17.54%

At December 31, 2009:
Interest-earning assets:
Interest bearing deposits	$2,758	$—	$—	$—	$2,758
Federal funds sold	13,975	—	—	—	13,975
Securities	1,043	6,672	8,213	28,636	44,564
Loans	261,122	32,645	102,820	977	397,564

Total interest-earning assets	278,898	39,317	111,033	29,613	458,861

Interest-bearing liabilities:
Demand deposits	9,650	—	—	—	9,650
MMDA and savings	42,659	—	—	—	42,659
Time deposits	80,001	160,763	75,474	—	316,238
Short term borrowings	6,989	—	—	—	6,989
Long term borrowings	—	—	20,000	6,895	26,895

Total interest-bearing liabilities	139,299	160,763	95,474	6,895	402,431

Derivatives	(29,316)	—	32,963	(3,647)	—

Interest sensitivity gap	$110,283	$(121,446)	$48,522	$19,071	$56,430
Cummulative interest sensitivity gap	$110,283	$(11,163)	$37,359	$56,430

Percentage of total assets		-2.36%

Impact of Inflation and Changing Prices
     A commercial bank has an asset and liability make-up that is distinctly different from that of a company with substantial investments in plant and inventory because the major portions of a commercial bank’s assets are monetary in nature. As a result, a bank’s performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor that may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk.
     See “Interest Rate Sensitivity” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 for disclosures about market risk.

Item 4.	Controls and Procedures
Evaluation of Disclosure Controls and Procedures
     As of the end of the period covered by this report, the management of the Bank, under the supervision and with the participation of the Bank’s Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of the Bank’s disclosure controls and procedures as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Bank’s disclosure controls and procedures were effective as of such date.
Changes in Internal Control over Financial Reporting
     There was no change in the Bank’s internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting.
Part II. OTHER INFORMATION
Item 1. Legal Proceedings
     In the ordinary course of business, we may be a party to various legal proceedings from time to time. In the opinion of management, we are not a party to, nor is any of our property the subject of, any pending or to our knowledge threatened proceeding, the outcome of which would have a material impact on the Bank’s financial condition or results of operations.

Item 1A	Risk Factors
     Not applicable

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
     During the three months ended September 30, 2010, the Bank did not have any unregistered sales of equity securities except as previously reported on the Bank’s Current Report on Form 8-K dated August 18, 2010 and did not have any repurchases of its common stock.

Item 3.	Defaults Upon Senior Securities
     Not applicable.

Item 4.	[Removed and Reserved]

Item 5.	Other Information
     Not applicable.

Item 6.	Exhibits
     The following documents are filed or furnished as exhibits to this report:

Exhibit
Number	Description of Exhibits
1.1	Agreement and Plan of Reorganization and Share Exchange dated October 22, 2010 by and between the Bank and Park Sterling Corporation, incorporated by reference to Exhibit 1.1 of the Bank’s Current Report on Form 8-K dated October 22, 2010

3.1(a)	Articles of Incorporation of the Bank, incorporated by reference to Exhibit 3.1 of the Bank’s Registration Statement on Form 10

3.1(b)	Articles of Amendment to Articles of Incorporation of the Bank, incorporated by reference to Exhibit 3.1(b) of the Bank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010

3.2(a)	Bylaws of the Bank, incorporated by reference to Exhibit 3.2 of the Bank’s Registration Statement on Form 10

3.2(b)	Amendment to the Bylaws of the Bank, incorporated by reference to Exhibit 3.2 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.1	Underwriting Agreement dated August 12, 2010 between the Bank and Keefe, Bruyette & Woods, Inc. as representative of the several underwriters, incorporated by reference to Exhibit 1.1 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.2	Employment Agreement by and between James C. Cherry and the Bank effective August 18, 2010, incorporated by reference to Exhibit 10.1 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.3	Employment Agreement by and between Bryan F. Kennedy III and the Bank effective August 18, 2010, incorporated by reference to Exhibit 10.2 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.4	Employment Agreement by and between David L. Gaines and the Bank effective August 18, 2010, incorporated by reference to Exhibit 10.3 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.5	Park Sterling Bank Employee Stock Option Plan and related form of award agreement, incorporated by reference to Exhibit 10.5 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.6	Park Sterling Bank Stock Option Plan for Directors and related form of award agreement, incorporated by reference to Exhibit 10.6 of the Bank’s Current Report on Form 8-K dated August 18, 2010

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

Exhibit
Number	Description of Exhibits
32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES
Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PARK STERLING BANK
Date: November 9, 2010	By:	/s/ James C. Cherry
James C. Cherry
Chief Executive Officer (authorized officer)

Date: November 9, 2010	By:	/s/ David L. Gaines
David L. Gaines
Chief Financial Officer

Exhibit Index

Exhibit
Number	Description
1.1	Agreement and Plan of Reorganization and Share Exchange dated October 22, 2010 by and between the Bank and Park Sterling Corporation, incorporated by reference to Exhibit 1.1 of the Bank’s Current Report on Form 8-K dated October 22, 2010

3.1(a)	Articles of Incorporation of the Bank, incorporated by reference to Exhibit 3.1 of the Bank’s Registration Statement on Form 10

3.1(b)	Articles of Amendment to Articles of Incorporation of the Bank, incorporated by reference to Exhibit 3.1(b) of the Bank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010

3.2(a)	Bylaws of the Bank, incorporated by reference to Exhibit 3.2 of the Bank’s Registration Statement on Form 10

3.2(b)	Amendment to the Bylaws of the Bank, incorporated by reference to Exhibit 3.2 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.1	Underwriting Agreement dated August 12, 2010 between the Bank and Keefe, Bruyette & Woods, Inc. as representative of the several underwriters, incorporated by reference to Exhibit 1.1 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.2	Employment Agreement by and between James C. Cherry and the Bank effective August 18, 2010, incorporated by reference to Exhibit 10.1 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.3	Employment Agreement by and between Bryan F. Kennedy III and the Bank effective August 18, 2010, incorporated by reference to Exhibit 10.2 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.4	Employment Agreement by and between David L. Gaines and the Bank effective August 18, 2010, incorporated by reference to Exhibit 10.3 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.5	Park Sterling Bank Employee Stock Option Plan and related form of award agreement, incorporated by reference to Exhibit 10.5 of the Bank’s Current Report on Form 8-K dated August 18, 2010

10.6	Park Sterling Bank Stock Option Plan for Directors and related form of award agreement, incorporated by reference to Exhibit 10.6 of the Bank’s Current Report on Form 8-K dated August 18, 2010

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Exhibit
Number	Description
32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Exhibit 31.1
Certification of Chief Executive Officer
Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
I, James C. Cherry, certify that:
1. I have reviewed this quarterly report on Form 10-Q of Park Sterling Bank;
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:
     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     (b) Intentionally omitted;
     (c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     (d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

PARK STERLING BANK
Date: November 9, 2010	/s/ JAMES C. CHERRY
James C. Cherry, Chief Executive Officer

Exhibit 31.2
Certification of Chief Financial Officer
Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
I, David L. Gaines, certify that:
1. I have reviewed this quarterly report on Form 10-Q of Park Sterling Bank;
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:
     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     (b) Intentionally omitted;
     (c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     (d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

PARK STERLING BANK
Date: November 9, 2010	/s/ DAVID L. GAINES
David L. Gaines, Chief Financial Officer

Exhibit 32.1
CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Park Sterling Bank (the “Bank”) Quarterly Report on Form 10-Q for the period ended September 30, 2010 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, James C. Cherry, Chief Executive Officer of the Bank, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

PARK STERLING BANK
Date: November 9, 2010	/s/ JAMES C. CHERRY
James C. Cherry
Chief Executive Officer

Exhibit 32.2
CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Park Sterling Bank (the “Bank”) Quarterly Report on Form 10-Q for the period ended September 30, 2010 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David L. Gaines, Chief Financial Officer of the Bank, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

PARK STERLING BANK
Date: November 9, 2010	/s/ DAVID L. GAINES
David L. Gaines
Chief Financial Officer